Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 20, 2024, relating to the financial statements of NerdWallet, Inc., appearing in the Annual Report on Form 10-K of NerdWallet, Inc. for the year ended December 31, 2023.
/s/ Deloitte & Touche LLP

San Jose, California
February 20, 2024